EXHIBIT 10.2

CONSULTING AGREEMENT

This CONSULTING AGREEMENT (this “Agreement”), is entered into by and between Health Care REIT, Inc., a Delaware corporation (the “Company”), on the one hand, and Charles J. Herman, Jr. (“Consultant”), on the other hand, effective as of July 1, 2015.

RECITALS

WHEREAS, Consultant has been employed by the Company subject to an employment contract dated December 29, 2008;

WHEREAS, the Consultant and the Company have agreed that the Consultant will retire from employment with the Company effective July 1, 2015 (the “Retirement Date”); and

WHEREAS, the Company has determined that it is in its best interests for the Consultant to provide his continued services and expertise to the Company in a consulting capacity following his retirement.

NOW THEREFORE, in consideration of the mutual promises set forth herein, the Company and Consultant desire to enter into this Agreement setting forth the terms and conditions of Consultant’s continued service with the Company following the Retirement Date.

AGREEMENT

1.                   AGREEMENT FOR SERVICES.  Subject to Consultant’s execution of and continued compliance with that certain Executive Retirement Agreement (the “Retirement Agreement”), for a period commencing on the Retirement Date and continuing through December 31, 2015, unless amended or terminated earlier pursuant to the terms hereof (the “Consulting Term”), Consultant agrees to provide consulting and advisory services to the Company as described in Section 4.

2.                   CONSULTING FEE.  During the Consulting Term, Consultant shall receive $25,000 per month (the “Fee”).  The Fee shall be paid in a single lump sum on a monthly basis during the Consulting Term; provided, however, that no Fee shall become payable prior to the effectiveness of the Retirement Agreement. The foregoing Fee (to which Consultant would not otherwise be entitled) to be paid during the Consulting Term constitutes additional consideration for Consultant’s execution and delivery of this Agreement and the Retirement Agreement, and the latter becoming effective and irrevocable in accordance with its terms, and is subject to Consultant’s compliance with the covenants and other obligations set forth therein and herein, all of which must be satisfied in full in order for the Fee to be earned.

3.                   TERMINATION OF CONSULTING TERM.  In the event of Consultant’s material breach of this Agreement and/or the Retirement Agreement, the Company may terminate the Consulting Term, and upon termination, the Company shall have no further obligations hereunder.  Notwithstanding any provision of this Agreement to the contrary, the Consultant may, upon 15 days prior notice, terminate the Consulting Term and shall thereafter have no further obligations hereunder. Thereafter, the Company shall have no further obligation to pay the Fee.

4.                   CONSULTING SERVICES.  During the Consulting Period, Consultant shall render consulting and advisory services, including working with industry trade associations, as reasonably requested by the Company’s Chief Executive Officer or Chief Operating Officer at mutually convenient times.  Consultant’s time rendering those services shall not exceed forty (40) hours per month.  Neither party expects that Consultant will provide services to the Company in the future at a level that exceeds the level set forth in this Section 4 and it is the parties' intent that Consultant will have experienced a "separation from service" as defined in Section 409A of the Internal Revenue Code of 1986, as amended, no later than the Retirement Date.

5.                   INDEPENDENT CONTRACTOR.  Consultant shall perform his obligations hereunder as an independent contractor and shall not be deemed an employee of the Company or any of its subsidiaries or affiliates.  The Company understands and agrees that that the Company has no right to direct or control the manner in which Consultant performs Consultant’s consulting services hereunder.  Accordingly, the Consultant will not be entitled to receive any fringes, perquisites or retirement or welfare benefits from the Company for his services as a Consultant under this Agreement except as expressly provided herein or in the Retirement

Agreement.  The Company will not withhold federal or state income, social security, or other taxes from the Fee paid under the terms of this Agreement, unless otherwise required by law.  Consultant agrees that Consultant will be fully and solely responsible for any income or other tax liability imposed on Consultant in his capacity as an “independent contractor.”  It is further understood and agreed that nothing herein shall be deemed to create a partnership, joint venture, employment or agency relationship between Consultant and the Company or any of its subsidiaries or affiliates at any time following the Retirement Date.  While performing consulting services under this Agreement, Consultant will have no authority or power to bind the Company or to represent the Company in relation to third parties or to represent to third parties that Consultant has authority or power to bind the Company or to represent the Company.

6.                   ASSIGNMENT AND TRANSFER.  Consultant’s rights and obligations under this Agreement shall not be transferable by assignment or otherwise, and any purported assignment, transfer or delegation thereof shall be void.  This Agreement shall inure to the benefit of, and be enforceable by, any purchaser of all or substantially all of the Company’s assets, any successor to the Company’s business, or any assignee of either of the foregoing.

7.                   MISCELLANEOUS.

7.1    Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio.

7.2    Entire Agreement.  This Agreement and the Retirement Agreement contain the entire agreement and understanding between the parties hereto and supersede any prior or contemporaneous written or oral agreements between them respecting the subject matter hereof.  Notwithstanding any provision of this Agreement to the contrary, the Company acknowledges and agrees that: (i) it has previously entered into that certain indemnification agreement with the Consultant, effective February 14, 2005 (the “Indemnification Agreement”); and (ii) the Company’s indemnification obligations under the Indemnification Agreement shall extend to and cover the Consultant’s services provided to, or on behalf of, the Company under this Agreement.

7.3    Amendment.  This Agreement may be amended only by a writing signed by Consultant and the Chief Executive Officer or the Chief Operating Officer of the Company.

7.4    Severability.  If any term, provision, covenant or condition of this Agreement, or the application thereof to any person, place or circumstance, shall be held to be invalid, unenforceable or void, the remainder of this Agreement and such term, provision, covenant or condition as applied to other persons, places and circumstances shall remain in full force and effect.

7.5    Construction.  The headings and captions of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement.  The language in all parts of this Agreement shall be in all cases construed according to its fair meaning and not strictly for or against the Company or Consultant.

7.6    Rights Cumulative.  The rights and remedies provided by this Agreement are cumulative, and the exercise of any right or remedy by either party hereto (or by its successor), whether pursuant to this Agreement, to any other agreement, or to law, shall not preclude or waive its right to exercise any or all other rights and remedies.

7.7    Nonwaiver.  No failure or neglect of either party hereto in any instance to exercise any right, power or privilege hereunder or under law shall constitute a waiver of any other right, power or privilege or of the same right, power or privilege in any other instance.  All waivers by either party hereto must be contained in a written instrument signed by the party to be charged and, in the case of the Company, by an executive officer of the Company.

7.8    Notices.  Any notice, request, consent or approval required or permitted to be given under this Agreement or pursuant to law shall be sufficient if in writing, and if and when sent by certified or registered mail, with postage prepaid, to:

If to the Company:

Health Care REIT, Inc.
4500 Dorr Street
Toledo, OH 43615-4040
Attention: Chief Operating Officer

If to Consultant:

Charles J. Herman, Jr.
2540 Falmouth Road
Ottawa Hills, OH 43615

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement effective as of the first date set forth above.

THE COMPANY:	CONSULTANT:
Health Care REIT, Inc. By: /s/ Thomas J. DeRosa Name: Thomas J. DeRosa Title: Chief Executive Officer	/s/ Charles J. Herman, Jr. Charles J. Herman, Jr.